Exhibit 99.1

Contacts:	Daniel J. Kohl, President/CEO
James M. McNeill, Sr. Vice President/CFO
(770) 441-1580

Brian Ritchie, Noonan Russo
(212) 845-4269

PSA HealthCare

Completes Sale of

Respiratory Therapy Equipment and Services Business

Norcross, GA. — (BUSINESS WIRE) — November 7, 2006 . . . Pediatric Services of America, Inc., d/b/a PSA Healthcare (Nasdaq: PSAI) today announced that it has completed the sale of substantially all of the assets of its Respiratory Therapy Equipment and Services business to Lincare, Inc. The transaction was previously announced on August 25, 2006. The purchase price is $35.2 million in cash of which $30.0 million was received at closing. The remainder of the purchase price is due upon the satisfaction of certain criteria, including the successful transition of certain patients and the collection of outstanding accounts receivables.

PSAI provides comprehensive pediatric home health care services through a network of over 54 branch offices in 18 states, including satellite offices and branch office start-ups. Through these offices PSAI provides a combination of services, including pediatric private duty nursing and pediatric day treatment centers (PPECs). Additional information on PSAI may be found on the Company’s website at http://www.psahealthcare.com.

NOTE: This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to future financial performance of Pediatric Services of America, Inc. (the “Company”). When used in this press release, the words “may,” “targets,” “goal,” “could,” “should,” “would,” “believe,” “feel,” “expects,” “confident,” “anticipate,” “estimate,” “intend,” “plan,” “potential” and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company’s control. The Company cautions that various factors, including the factors described hereunder and those discussed in the Company’s other filings with the Securities and Exchange Commission, as well as general economic conditions, industry trends, the Company’s anticipated uses of the proceeds from the sale of its Respiratory and Pharmacy Businesses, the Company’s ability to assimilate and manage previously acquired field operations, collect accounts receivable, including receivables related to acquired businesses and receivables under appeal, hire and retain qualified personnel and comply with and respond to billing requirements issues, including those related to the Company’s billing and collection system, nurse shortages, competitive bidding, HIPAA regulations, adverse litigation, workers’ compensation losses, availability and cost of medical malpractice insurance and any potential reduced state funding levels and nursing hours authorized by Medicaid program, , could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.